UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 2, 2004

Motorola, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-7221	36-1115800

(State or other jurisdiction	(Commission	(I.R.S. Filing
of incorporation)	File Number)	Identification No.)

1303 East Algonquin Road, Schaumburg, Illinois		60196

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 847-576-5000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On December 2, 2004, Motorola, Inc. (“Motorola”) completed the separation of Freescale Semiconductor, Inc. (“Freescale Semiconductor”) from Motorola by distributing (the “Equity Distribution”) Motorola’s remaining equity interest in Freescale Semiconductor to Motorola shareholders. Freescale Semiconductor is comprised of the former semiconductor operations of Motorola. Attached as Exhibit 99.1 to this Form 8-K is the press release issued by Motorola on December 2, 2004 announcing the completion of the separation of Freescale Semiconductor from Motorola.

In the Equity Distribution, Motorola distributed .110415 of a share of Freescale Semiconductor Class B common stock to Motorola shareholders for each outstanding share of Motorola common stock they owned as of the record date of November 26, 2004. In the aggregate, Motorola distributed approximately 270.0 million shares of Freescale Class B common stock to Motorola shareholders. Based on the closing price for Freescale Semiconductor Class B common on the New York Stock Exchange on December 2, 2004 of $18.69 per share, the aggregate market value of the shares distributed in the Equity Distribution was approximately $5.05 billion. The Equity Distribution was structured to be tax-free to Motorola shareholders for U.S. tax purposes (other than with respect to any cash received in lieu of fractional shares).

In July 2004, Freescale Semiconductor completed an initial public offering (“IPO”) of approximately 121.6 million shares of Freescale Semiconductor Class A common stock. The net proceeds to Freescale Semiconductor from the IPO, as well as the subsequent sale of an additional 8.4 million shares of Class A common stock in connection with the partial exercise of an overallotment option, were approximately $1.6 billion. Following these transactions, approximately 32.5% of the total outstanding common stock of Freescale Semiconductor was held by the public and 67.5% was held by Motorola. Prior to the Equity Distribution described above, Motorola owned all of Freescale Semiconductor’s Class B common stock, which is entitled to five votes per share on all matters to be voted on by Freescale Semiconductor’s stockholders and represents approximately 91.2% of Freescale Semiconductor’s total voting power.

Until the date of the Equity Distribution, as a majority-owned subsidiary, Freescale Semiconductor’s financial results were consolidated into Motorola’s financial results. Subsequent to the Equity Distribution, Freescale Semiconductor no longer constitutes part of Motorola’s business operations. Accordingly, after the Equity Distribution, the related operating results of Freescale Semiconductor will be reflected in Motorola’s financial results as discontinued operations for all periods presented.

For the fourth quarter of 2004, Motorola’s financial results will reflect the financial results of Freescale Semiconductor collapsed into a single line item in the statement of operations titled “Discontinued Operations”. Motorola’s fourth-quarter 2004 results will reflect two months of Freescale Semiconductor results, representing the period prior to the Equity Distribution. Motorola’s reported segment sales will also reflect a decrease in sales eliminations, since Freescale Semiconductor has historically represented more than half of those eliminations.

     Item 9.01. Financial Statements and Exhibits.

     (b)(1) Pro Forma Financial Information.

Included as Exhibit 99.2 are (i) unaudited pro forma consolidated condensed statements of operations for the nine months ended October 2, 2004 and the year ended December 31, 2003 that give effect to the separation of Freescale Semiconductor as if the Equity Distribution and related transactions occurred on January 1, 2003 and (ii) an unaudited pro forma consolidated condensed balance sheet as of October 2, 2004 that gives effect to the separation of Freescale Semiconductor as if the Equity Distribution and related transactions occurred on October 2, 2004.

These unaudited pro forma condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the separation of Freescale Semiconductor been consummated as of the dates indicated or of the results that may be obtained in the future. These unaudited pro forma condensed financial statements and the accompanying notes should be read together with:

•	Motorola’s consolidated financial statements and accompanying notes as of and for the year ended December 31, 2003, and Management’s Discussion and Analysis included in Motorola’s Annual Report on Form 10-K for the year ended December 31, 2003.

•	Motorola’s consolidated financial statements and accompanying notes as of and for the nine months ended October 2, 2004, and Management’s Discussion and Analysis included in Motorola’s Quarterly Report on Form 10-Q for the quarterly period ended October 2, 2004.

     (c) Exhibits.

99.1	Press Release issued by Motorola, Inc. on December 2, 2004 announcing the Completion of the Separation of Freescale Semiconductor from Motorola

99.2	Unaudited Pro Forma Financial Statements including:

(i) Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Nine Months Ended October 2, 2004

(ii) Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Year Ended December 31, 2003

(iii) Unaudited Pro Forma Condensed Consolidated Balance Sheet as of October 2, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Motorola, Inc.
December 8, 2004	By:	/s/ Steven J. Strobel
		Name:	Steven J. Strobel
		Title:	Senior Vice President and Corporate Controller

Exhibit Index

Exhibit No.	Description
99.1	Press Release issued by Motorola, Inc. on December 2, 2004 announcing the Completion of the Separation of Freescale Semiconductor from Motorola

99.2	Unaudited Pro Forma Financial Statements including:

(i) Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Nine Months Ended October 2, 2004

(ii) Unaudited Pro Forma Condensed Consolidated Statements of Operations for the Year Ended December 31, 2003

(iii) Unaudited Pro Forma Condensed Consolidated Balance Sheet as of October 2, 2004